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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                          IPC INFORMATION SYSTEMS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   44980K206
                                 (CUSIP Number)

    Check the following box if a fee is being paid with this statement: [ ].


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-------------------------------------------------------                                ---------------------------------------
CUSIP NO. 44980K206                                                  13G
-------------------------------------------------------                                ---------------------------------------

---------- -------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Chesapeake Partners Management Co., Inc.
           52-1745745
---------- -------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  [X]
                                                                                  (b)  [ ]

---------- -------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Maryland
---------- -------------------------------------------------------------------------------------------------------------------
-------------------------- --------- -----------------------------------------------------------------------------------------
        NUMBER OF          5         SOLE VOTING POWER
                                     0
         SHARES
                           --------- -----------------------------------------------------------------------------------------
                           6         SHARED VOTING POWER
      BENEFICIALLY
                                     463,700
        OWNED BY
                           --------- -----------------------------------------------------------------------------------------
          EACH             7         SOLE DISPOSITIVE POWER
        REPORTING                    0
                           --------- -----------------------------------------------------------------------------------------
                           8         SHARED DISPOSITIVE POWER
       PERSON WITH                   463,700

-------------------------- --------- -----------------------------------------------------------------------------------------
---------- -------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           463,700
---------- -------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                      [  ]

---------- -------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.48%
---------- -------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
---------- -------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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-------------------------------------------------------                                ---------------------------------------
CUSIP NO. 44980K206                                                  13G
-------------------------------------------------------                                ---------------------------------------

---------- -------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Chesapeake Partners Limited Partnership
           54-1599401
---------- -------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a) [X]
                                                                                  (b) [ ]

---------- -------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Maryland
---------- -------------------------------------------------------------------------------------------------------------------
-------------------------- --------- -----------------------------------------------------------------------------------------
        NUMBER OF          5         SOLE VOTING POWER
                                     0
         SHARES
                           --------- -----------------------------------------------------------------------------------------
                           6         SHARED VOTING POWER
      BENEFICIALLY
                                     448,000
        OWNED BY
                           --------- -----------------------------------------------------------------------------------------
          EACH             7         SOLE DISPOSITIVE POWER
        REPORTING                    0
                           --------- -----------------------------------------------------------------------------------------
                           8         SHARED DISPOSITIVE POWER
       PERSON WITH                   448,000

-------------------------- --------- -----------------------------------------------------------------------------------------
---------- -------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           448,000
---------- -------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                      [ ]

---------- -------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.09%
---------- -------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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-------------------------------------------------------                                ---------------------------------------
CUSIP NO. 44980K206                                                  13G
-------------------------------------------------------                                ---------------------------------------

---------- -------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Chesapeake Partners Institutional Fund Limited Partnership
           52-1782815
---------- -------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  [X]
                                                                                  (b)  [ ]

---------- -------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Maryland
---------- -------------------------------------------------------------------------------------------------------------------
-------------------------- --------- -----------------------------------------------------------------------------------------
        NUMBER OF          5         SOLE VOTING POWER
                                     0
         SHARES
                           --------- -----------------------------------------------------------------------------------------
                           6         SHARED VOTING POWER
      BENEFICIALLY
                                     15,700
        OWNED BY
                           --------- -----------------------------------------------------------------------------------------
          EACH             7         SOLE DISPOSITIVE POWER
        REPORTING                    0
                           --------- -----------------------------------------------------------------------------------------
                           8         SHARED DISPOSITIVE POWER
       PERSON WITH                   15,700

-------------------------- --------- -----------------------------------------------------------------------------------------
---------- -------------------------------------------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           15,700
---------- -------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                                [ ]

---------- -------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.39%
---------- -------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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Item 1(a)         Name of Issuer:

                  IPC INFORMATION SYSTEMS, INC.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  Wall Street Plaza, 88 Pine Street, NY, NY 10005

Item 2(a)         Name of Persons Filing:

                  Chesapeake Partners Management Co., Inc.
                  Chesapeake Partners Limited Partnership
                  Chesapeake Partners Institutional Fund Limited Partnership


Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  1829 Reisterstown Rd, Suite 220, Baltimore, MD 21208

Item 2(c)         Citizenship:

                  USA

Item 2(d)         Title of Class of Securities:

                  Common Stock

Item 2(e)         CUSIP Number:

                  44980K206

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                  [ ] Broker or Dealer registered under Section 15 of the
                      Act
                  [ ] Bank as defined in section 3(a)(6) of the Act
                  [ ] Insurance Company as defined in section 3(a)(19) of the
                      Act
                  [ ] Investment Company registered under section 8 of
                      the Investment Company Act
                  [ ] Investment Advisor registered under section 203 of the
                      Investment Advisers Act
                  [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see sec. 240.13d-1(b)(i)(ii)(F) (Note: See Item 7)
                  [ ] Parent Holding Company, in accordance with
                      sec.240.13d-1(b)(1)(ii)(G).  (Note: See Item 7)
                  [ ] Group, in accordance with Sec.240.13d-1(b)(1)(ii)(H)

    If this statement is filed pursuant to Rule 13d-1(c), check this box [X]


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Item 4            Ownership:

                  (a)      Amount Beneficially Owned:         463,700

                  (b)      Percent of Class:                    11.48%

                  (c) Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote -                  0

                          (ii)       shared power to vote or to direct the vote -         463,700

                         (iii)       sole power to dispose of or to direct the
                                     disposition of -                                           0

                          (iv)       shared power to dispose of or to direct the
                                     disposition of -                                     463,700

Item 5            Ownership of Five Percent or Less of a Class:
                  Not applicable

Item 6            Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable

Item 7            Identification and Classification of the Subsidiaries Which Acquired the Security Being Reported on by
                  the Parent Holding Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  Not Applicable

Item 9            Notice of Dissolution of Group:

                  Not Applicable

Item 10           Certification:

                  By signing below I certify, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature
                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                            By:  /s/ Mark D. Lerner
                                            __________________________________________________
Dated:  May 13, 1998                        V.P. CHESAPEAKE PARTNERS MANAGEMENT CO., INC.



Dated:  May 13, 1998
                                            By:  /s/ Mark D. Lerner
                                            __________________________________________________

                                                 V.P. Chesapeake Partners Management Co., Inc.
                                                 General Partner
                                                 Chesapeake Partners Limited Partnership

Dated:  May 13, 1998                        By:  /s/ Mark D. Lerner
                                            __________________________________________________
                                                 V.P. Chesapeake Partners Management Co., Inc.
                                                 General Partner
                                                 Chesapeake Partners Institutional Fund Limited Partnership
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